UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 23, 2008

CSX CORPORATION
(Exact name of registrant as specified in its charter)

Virginia
(State or other jurisdiction of
incorporation or organization)

1-8022	62-1051971
(Commission File No.)	(I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, FL 32202
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(904) 359-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors; Election of Directors

On July 23 and 24, 2008, Dr. Elizabeth E. Bailey, Mr. Robert D. Kunisch and Mr. Southwood J. Morcott tendered their resignations as directors of CSX Corporation, effective in each case at such time as Mr. Alexandre Behring, Mr. Gilbert H. Lamphere and Mr. John D. McPherson, respectively, consent to be elected to the board of directors by the board. On July 24, 2008, the board of directors elected Messrs. Behring, Lamphere and McPherson to the board of directors, effective in each case conditionally upon their consent to so serve as required under Section 13.1-675E of the Virginia Stock Corporation Act, for a term expiring upon the effectiveness of the election of directors by shareholders at the CSX Corporation 2008 annual meeting of shareholders.

On July 25, 2008, Mr. McPherson consented to be elected to the board of directors, rendering Mr. McPherson’s election and Mr. Morcott’s resignation effective. On July 28, 2008, Messrs. Behring and Lamphere consented to be elected to the board of directors, rendering Mr. Behring’s and Mr. Lamphere’s respective elections and Dr. Bailey’s and Mr. Kunisch’s respective resignations effective.  Messrs. Behring's and Lamphere's consents were without prejudice to their rights, and the rights of the other TCI/3G nominees, to be seated as board members as and when duly elected and with a full reservation of all other rights.

The committees of the board of directors on which Messrs. McPherson, Behring and Lamphere will serve have not been determined as of the date of this filing.

Item 9.01. Exhibits.

(d)	Exhibits required to be filed by Item 601 of Regulation S-K.

Exhibit No.	Description
99.1	Resignation Letter of Dr. Elizabeth E. Bailey
99.2	Resignation Letter of Mr. Robert D. Kunisch
99.3	Resignation Letter of Mr. Southwood J. Morcott
99.4	Press Release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSX CORPORATION

By:		/s/ Ellen M. Fitzsimmons
	Name:	Ellen M. Fitzsimmons
	Title:	Senior Vice President - Law and Public Affairs, General Counsel and Corporate Secretary

Date:  July 29, 2008